Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-151063 and 333-159891 on Form S-8 of our report dated February 23, 2022, relating to the financial statements of MercadoLibre, Inc. for the year ended December 31, 2021, appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ DELOITTE & Co. S.A.

Buenos Aires, Argentina
February 23, 2024